Exhibit 5.1

July 21, 2003

Board of Directors

New Plan Excel Realty Trust, Inc.

1120 Avenue of the Americas, 12th Floor

New York, New York  10036

Ladies and Gentlemen:

We are acting as counsel to New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-3 (SEC File No. 333-105733) (the “Registration Statement”) previously declared effective by the Securities and Exchange Commission (the “Commission”) relating to the public offering of securities of the Company that may be offered and sold by the Company from time to time as set forth in the prospectus dated June 6, 2003 (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.  This opinion letter is rendered in connection with the proposed issuance and sale from time to time of up to $50,000,000 of shares of Common Stock, par value $.01 per share, of the Company (the “Shares”), in accordance with the terms of a standby equity distribution agreement and as described in the prospectus supplement dated July 21, 2003 (the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.                                       An executed copy of the Registration Statement.

2.                                       The Prospectus and the Prospectus Supplement.

3.                                       Executed copy of the Standby Equity Distribution Agreement, dated July 21, 2003, by and between the Company and BNY Capital Markets, Inc. (the “Distribution Agreement”).

4.                                       The articles of incorporation of the Company, with amendments and supplements thereto, as certified by the State Department of Assessments and Taxation of the State of Maryland on July 11, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Charter”).

5.                                       The by-laws of the Company, with amendments thereto, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6.                                       Certain resolutions of the Board of Directors of the Company, adopted at meetings held on August 5, 2002 and May 14, 2003, and resolutions of the Pricing Committee of the Board of Directors, adopted by written consent of the sole member dated as of July 21, 2003 (together, the "Resolutions"), each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the issuance and sale of the Shares and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Charter.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.  As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) the issuance of the Shares pursuant to the terms of the Distribution Agreement and the Resolutions, and (ii) the receipt by the Company of the consideration for the Shares as specified in the Resolutions, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

* * * * *

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement, each of which constitutes a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.